EXHIBIT 99

STRYKER REPORTS 12% SALES GROWTH, 10% ADJUSTED NET EARNINGS GROWTH

FOR QUARTER ENDED MARCH 31, 2011

Kalamazoo, Michigan - April 19, 2011 - Stryker Corporation (NYSE:SYK) reported operating results for the quarter ended March 31, 2011 as follows:

First Quarter Highlights

•	Net sales increased 10.2% on a constant currency basis (12.0% as reported) to $2,015 million
•	Sales of Reconstructive products decreased 0.2% on a constant currency basis (1.9% increase as reported)
•	Sales of MedSurg products increased 11.9% on a constant currency basis (13.1% as reported)
•	Sales of Neurotechnology and Spine products increased 45.9% on a constant currency basis (48.3% as reported)
•	Adjusted net earnings increased 9.9% from $322 million to $353 million and adjusted diluted net earnings per share increased 12.5% from $0.80 to $0.90
•	Reported net earnings decreased 4.4% from $322 million to $307 million and reported diluted net earnings per share decreased 2.5% from $0.80 to $0.78

"Our first quarter results reinforce the strength provided by our balanced portfolio of products and services across many key segments of medical technology.  Additionally, we continue to leverage our strong balance sheet and cash flow to maximize shareholder returns through targeted acquisitions, buybacks and dividends," commented Stephen P. MacMillan, Chairman, President and Chief Executive Officer. "And as evidenced by the significant increase in R&D, our commitment to innovation remains intact while simultaneously investing in our comprehensive quality and compliance programs."

Sales Analysis

Net sales were $2,015 million for the first quarter of 2011, representing a 12.0% increase over net sales of $1,799 million for the first quarter of 2010.  Net sales grew by 6.2% as a result of acquisitions, 5.9% due to increased unit volume and changes in product mix and 1.8% due to the favorable impact of foreign currency exchange rates on net sales, which were partially offset by an unfavorable impact of 1.9% due to changes in price.

Worldwide sales of Reconstructive products were $911 million for the first quarter of 2011, representing an increase of 1.9%.  On a constant currency basis, sales of Reconstructive products decreased 0.2% in the first quarter of 2011, as higher shipments of hip and trauma and extremities implant systems were offset by lower shipments of knee and other implant systems.

Worldwide sales of MedSurg products were $764 million for the first quarter of 2011, representing an increase of 13.1%.  On a constant currency basis, sales of MedSurg products increased 11.9% in the first quarter of 2011, based on higher shipments of surgical equipment and surgical navigation systems, endoscopic and communications systems and patient handling and emergency medical equipment as well as sales growth through acquisitions.  Sales of MedSurg products in the first quarter of 2010 were positively impacted by 2.6% from a one-time shipment of patient handling equipment.  Excluding this shipment and the impact of acquisitions, worldwide sales of MedSurg products increased 12.4% on a constant currency basis in the first quarter of 2011.

Worldwide sales of Neurotechnology and Spine products were $340 million for the first quarter of 2011, representing an increase of 48.3%.  On a constant currency basis, sales of Neurotechnology and Spine products increased 45.9% in the first quarter of 2011, primarily due to higher shipments of neurotechnology products as well as sales growth through acquisitions.  Excluding the impact of acquisitions, sales of Neurotechnology and Spine products increased 4.0% on a constant currency basis in the first quarter of 2011.

Earnings Analysis

Net earnings for the first quarter of 2011 included acquisition and integration-related charges of $46 million (net of income tax benefits) as a result of the acquisition of the Neurovascular business. These charges included transaction, integration-related costs and additional cost of sales for inventory sold in the first quarter that was stepped up to fair value. These charges reduced the reported gross profit margin from 68.5% to 65.8% and the reported operating income margin from 24.3% to 21.0%.

Excluding the impacts of the acquisition and integration-related charges, adjusted net earnings for the first quarter of 2011 of $353 million increased 9.9% over net earnings of $322 million for the first quarter of 2010.  Adjusted diluted net earnings per share for the first quarter of 2011 of $0.90 increased 12.5% over diluted net earnings per share of $0.80 for the first quarter of 2010.

Reconciliations of net earnings to adjusted net earnings and diluted net earnings per share to adjusted diluted net earnings per share have been included at the end of this press release.

Net earnings for the first quarter of 2011 of $307 million decreased 4.4% from net earnings of $322 million for the first quarter of 2010.  Diluted net earnings per share for the first quarter of 2011 of $0.78 decreased 2.5% from diluted net earnings per share of $0.80 for the first quarter of 2010.

During the first quarter of 2011, the Company repurchased 4.0 million shares at a cost of $250 million.

2011 Outlook

The financial forecast for 2011 includes a constant currency net sales increase of 11-13% as a result of growth in shipments of Reconstructive products, MedSurg products and Neurotechnology and Spine products as well as sales growth through acquisitions.  If foreign currency exchange rates hold near current levels, the Company anticipates net sales will be favorably impacted by approximately 3-4% in the second quarter of 2011 and by approximately 1.5% to 2.5% for the full year of 2011.  Excluding the expected impact from foreign currency as well as acquisitions, sales growth is projected to be 5-7% for the full year of 2011.

The Company projects that adjusted diluted net earnings per share for 2011 will be in the range of $3.65 to $3.73, an increase of 10% to 12% over adjusted diluted net earnings per share of $3.33 in 2010.  In 2011, the Company anticipates acquisition and integration-related charges of approximately $0.28 to $0.30 per share (net of income tax benefits), including transaction costs, integration-related charges and additional cost of sales for inventory sold that was stepped-up to fair value, as a result of the acquisition of the Neurovascular business. This is an increase from the previously communicated range of $0.21 to $0.25 as a result of a higher fair value step-up to inventory identified as part of the valuation.

Conference Call

As previously announced the Company will host a conference call for financial analysts at 4:30 p.m., Eastern Time, today to discuss the Company's operating results for the quarter ended March 31, 2011 and provide an operational update.

To participate in the conference call dial 866-362-4666 (domestic) or 617-597-5313 (international) and enter the participant passcode 51725722. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.

A recording of the call will also be available from 7:30 p.m., Eastern Time, on Tuesday, April 19, 2011, until 7:30 p.m. on Tuesday, April 26, 2011. To hear this recording, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 60881649.

Forward Looking Statements

Certain statements made in the presentation may contain information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for the Company's products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; unfavorable resolution of tax audits; changes in financial markets; changes in the competitive environment; and the Company's ability to integrate acquisitions. Additional information concerning these and other factors are contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

STRYKER CORPORATION
For the Three Months Ended March 31, 2011
(Unaudited - In Millions Except Per Share Amounts)

CONDENSED STATEMENTS OF EARNINGS	First Quarter
	2011	2010	% Change

Net sales	$ 2,015.2	$ 1,799.1	12.0
Cost of sales	688.9	581.4	18.5

GROSS PROFIT	1,326.3	1,217.7	8.9
% of Sales	65.8	67.7

Research, development and
engineering expenses	110.9	90.0	23.2
Selling, general and
administrative expenses	765.2	667.8	14.6
Intangibles amortization	26.7	13.5	97.8

	902.8	771.3	17.0

OPERATING INCOME	423.5	446.4	(5.1)
% of Sales	21.0	24.8

Other income (expense)	(11.7)	(0.6)	--

EARNINGS BEFORE INCOME TAXES	411.8	445.8	(7.6)

Income taxes	104.4	124.1	(15.9)

NET EARNINGS	$ 307.4	$ 321.7	(4.4)

Net earnings per share
Basic	$0.79	$0.81	(2.5)
Diluted	$0.78	$0.80	(2.5)

Average Shares Outstanding
Basic	390.0	397.2
Diluted	394.2	400.1

RECONCILIATION OF REPORTED NET EARNINGS TO ADJUSTED NET EARNINGS

	First Quarter
	2011	2010	% Change
NET EARNINGS
Reported net earnings	$ 307.4	$ 321.7	(4.4)
Acquisition and integration-related charges, net of tax: (a)
Cost of sales - inventory step-up	36.5	-	--
Selling, general and administrative expenses - acquisition and integration-related charges	9.5	-	--
Adjusted net earnings	$ 353.4	$ 321.7	9.9

DILUTED NET EARNINGS PER SHARE
Reported diluted net earnings per share	$ 0.78	$ 0.80	(2.5)
Acquisition and integration-related charges, net of tax: (a)
Cost of sales - inventory step-up	0.09	-	--
Selling, general and administrative expenses - acquisition and integration-related charges	0.02	-	--
Adjusted diluted net earnings per share	$ 0.90	$ 0.80	12.5

(a) On January 3, 2011, the Company completed the acquisition of the assets of the Neurovascular division of Boston Scientific Corporation and has incurred certain acquisition and integration-related charges during the first quarter of 2011.

STRYKER CORPORATION
For the Three Months Ended March 31, 2011
(Unaudited - In Millions)

	First Quarter
			% Change
CONDENSED SALES ANALYSIS				Constant
	2011	2010	Reported	Currency
Geographic Sales :
Domestic	$ 1,279.1	$ 1,173.0	9.0	9.0
International	736.1	626.1	17.6	12.4

NET SALES	$ 2,015.2	$ 1,799.1	12.0	10.2

Worldwide Product Sales :
Reconstructive	$911.1	$894.4	1.9	(0.2)
MedSurg	763.8	675.2	13.1	11.9
Neurotechnology and Spine	340.3	229.5	48.3	45.9

NET SALES	$ 2,015.2	$ 1,799.1	12.0	10.2

Reclassified sales by business segment for each quarter of 2010 and the years ended December 31, 2010 and 2009 are as follows (in millions):

	2010 Quarter Ended				Year Ended December 31
Worldwide Product Sales :	March 31	June 30	September 30	December 31	2010	2009
Reconstructive	$ 894.4	$ 852.8	$ 833.4	$ 968.3	$ 3,548.9	$ 3,383.5
MedSurg	675.2	671.9	684.8	770.7	2,802.6	2,427.6
Neurotechnology and Spine	229.5	233.5	249.4	256.1	968.5	912.0
Total net sales	$ 1,799.1	$ 1,758.2	$ 1,767.6	$ 1,995.1	$ 7,320.0	$ 6,723.1

	First Quarter
			% Change
					U.S.	International
SUPPLEMENTAL PRODUCT SALES &				Constant			Constant
SALES GROWTH ANALYSIS	2011	2010	Reported	Currency	Reported	Reported	Currency

Reconstructive sales:
Hips	$ 302.0	$ 288.4	5	2	1	9	3
Knees	335.3	337.4	(1)	(2)	(2)	2	(2)
Trauma and Extremities	222.6	214.6	4	2	7	1	(2)
Total Reconstructive	911.1	894.4	2	0	0	4	0

MedSurg sales:
Surgical equipment and surgical navigation systems	284.9	251.6	13	12	11	19	14
Endoscopic and communications systems	268.1	234.0	15	13	14	16	12
Patient handling and emergency medical equipment	171.5	152.4	13	11	14	8	4
Total MedSurg	763.8	675.2	13	12	12	16	11

Neurotechnology and Spine sales:
Spine	161.6	157.4	3	1	(1)	11	7
Neurotechnology	178.7	72.1	148	143	86	329	309
Total Neurotechnology and Spine	340.3	229.5	48	46	27	103	94

STRYKER CORPORATION
(Unaudited - In Millions)

CONDENSED BALANCE SHEETS	March 31	December 31
	2011	2010

ASSETS

Cash and cash equivalents	$ 735.1	$ 1,757.6

Marketable securities	2,150.8	2,622.5

Accounts receivable (net)	1,310.3	1,251.9

Inventories	1,220.5	1,056.8

Other current assets	1,084.5	942.6

TOTAL CURRENT ASSETS	6,501.2	7,631.4

Property, plant and equipment (net)	845.0	798.3

Goodwill and other intangibles (net)	3,165.5	1,775.3

Other assets	719.3	690.1

TOTAL ASSETS	$ 11,231.0	$ 10,895.1

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$ 1,586.8	$ 1,605.0

Other liabilities	1,195.2	1,120.0

Long-term debt	996.6	996.5

Shareholders' equity	7,452.4	7,173.6

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$ 11,231.0	$ 10,895.1

STRYKER CORPORATION
For the Three Month Period Ended March 31, 2011
(Unaudited - In Millions)

CONDENSED STATEMENTS OF CASH FLOWS	First Quarter
	2011	2010

OPERATING ACTIVITIES

Net earnings	$ 307.4	$ 321.7

Depreciation	39.8	40.8

Amortization	75.1	58.4

Changes in working capital and other	(217.8)	(146.1)

NET CASH PROVIDED BY OPERATING ACTIVITIES	204.5	274.8

INVESTING ACTIVITIES

Acquisitions, net of cash acquired	(1,455.4)	(57.4)

Proceeds from sale of property, plant and equipment	60.0	-

Proceeds from sales of (purchases of) marketable securities, net	572.1	(516.9)

Purchases of property, plant and equipment	(54.7)	(31.1)

NET CASH USED IN INVESTING ACTIVITIES	(878.0)	(605.4)

FINANCING ACTIVITIES

Proceeds from borrowings, net	1.6	1,006.3

Dividends paid	(70.4)	(59.7)

Repurchase and retirement of common stock	(250.1)	(111.1)

Other	(70.0)	62.5

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(388.9)	898.0

Effect of exchange rate changes on cash and cash equivalents	39.9	(23.6)

CHANGE IN CASH AND CASH EQUIVALENTS	$ (1,022.5)	$ 543.8

CONTACT:	Katherine A. Owen
Vice President, Strategy and Investor Relations
269-385-2600